Smith Barney International Large Cap Fund


Sub-Item 77C Registrant incorporates by reference Registrant's 497 Supplement dated December 1, 2005 filed on December 1, 2005.
(Accession No. 0001193125-05-234711)

Sub-Item 77C (Results of a Special Meeting of Shareholders)
On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes:1) to approve a new management agreement and 2) to elect Trustees. The followingtable provides the number of votes cast for, against or withheld, as well as the number ofand broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Voted   BrokerItem  Voted On   Voted For  Against Abstentions  Non-Votes
New Management Agreement  36,958,531,736  315,569,218  485,127,680
503,269,900

Election of Trustees
Nominees:                Votes For                Authority Withheld
Elliott J. Berv         390,185,282.078           17,007,145.913
Donald M. Carlton       390,309,164.112           16,883,263.879
A. Benton Cocanougher   390,216,296.988            16,976,131.003
Mark T. Finn            390,392,076.470           16,800,351.521
Stephen Randolph Gross  390,214,170.384            16,978,257.607
Diana R. Harrington     390,350,563.762            16,841,864.228
Susan B. Kerley         390,230,241.659             16,962,186.331
Alan G. Merten          390,331,665.182            16,860,762.809
R. Richardson Pettit    390,227,821.252             16,964,606.739
R. Jay Gerken           389,654,043.355             17,538,384.636
Trustees are elected by the shareholders of all of the series' of the Trust of which Smith Barney International Large Cap Fund is a series.

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEFA 14A dated
September 27, 2005 filed on September 27, 2005.
(Accession No. 0001193125-05-192361)

Sub-Item 77C (Mutual Fund Proxy)
Registrant incorporates by reference Registrant's DEF 14A dated
September 2, 2005 filed on September 2, 2005.
(Accession No. 0001193125-05-179915)